FOR IMMEDIATE RELEASE

THE CHILDREN’S PLACE RETAIL STORES, INC. REPORTS PRELIMINARY FIRST QUARTER 2007 FINANCIAL RESULTS
~ Company Provides Update on Discussions with The Walt Disney Company ~

Secaucus, New Jersey - May 22, 2007 - The Children’s Place Retail Stores, Inc. (Nasdaq: PLCE) today reported preliminary financial results for the fiscal first quarter ended May 5, 2007. These preliminary results may be subject to significant adjustment as a result of the Company’s restatement of previously issued financial results to correct the accounting for past stock option grants to reflect the findings of the investigation into the Company’s stock option practices, which were announced on January 31, 2007. As a result, the Company is not providing net income on a per share basis or full comparative financial results for the first quarter ended April 29, 2006, and is providing only selected balance sheet data.

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Consolidated net sales for the thirteen weeks ended May 5, 2007, increased 12% to $478.9 million, compared to $426.5 million for the thirteen weeks ended April 29, 2006. First quarter sales were comprised of $356.0 million from The Children’s Place brand, an 11% increase over last year’s sales of $322.0 million, and $122.9 million from Disney Store, an 18% increase compared to $104.5 million last year.

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Due to the 53rd week in fiscal 2006, comparable store sales are compared to the 13 week period ended May 6, 2006. On that basis, consolidated comparable store sales increased 4% in the quarter. The Children’s Place brand’s comparable store sales increased 2% on top of last year’s 9% increase and Disney Store’s comparable store sales increased 8% on top of last year’s 16% increase.

•	Preliminary net income was $13.1 million, which included approximately $2.5 million, pre-tax, in expenses associated with the Company’s stock option investigation, of which $0.9 million is non-cash.
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Excluding the costs associated with the stock option investigation, preliminary net income would have been $14.7 million. The Company has excluded this item because it does not believe it is an on-going expense of its core business. The Company believes it is a beneficial supplemental disclosure to investors in analyzing past and future performance.

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Preliminary net income does not reflect any final adjustments that may be required as a result of the Company’s review of the appropriate accounting for its previous issuance of stock options and related discussions with the staff of the Securities and Exchange Commission.

•	Preliminary diluted shares outstanding in the first quarter are estimated at approximately 30 million.
•	During the first quarter, the Company opened six Children’s Place stores and closed four.

As previously reported, the Company has been in discussions with The Walt Disney Company (Disney) regarding potential modifications to certain terms of the Company's long-term license agreement to operate the Disney Store retail chain in North America. These discussions began after the Company was notified by Disney that the Company had failed to comply with certain of its obligations under the license agreement, including, among others, obligations with respect to renovation of stores and store maintenance. Disney has asserted that these failures constitute material breaches of the license agreement.

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PLCE - Preliminary First Quarter 2007 Financial Results

The Company believes that the discussions between the Company and Disney are nearing conclusion and the parties have exchanged drafts of a letter agreement which contemplates that various modifications would be made to the license agreement. Among other things, it is expected that the Company would commit to renovate or upgrade a substantial number of Disney Stores over the next five years, beginning immediately, and to expend approximately $175 million for this purpose. If the Company fails to adhere to the new schedule of compliance and renovations or otherwise comply with the modified terms, the agreement is expected to require the Company to pay Disney a significant fee. Disney would continue to retain all its other rights and remedies under the license agreement.

As the final agreement is still pending, the terms are subject to change. Further, there is no assurance that the Company and Disney will enter into a definitive agreement with respect to these matters. If the Company is unable to reach agreement with Disney on the new terms, the Company anticipates that Disney may exercise its rights and remedies under the license agreement. The Company will provide a further update once the agreement is executed or other developments occur.

The Children’s Place will host a conference call to discuss its preliminary first quarter results today at 10:00 a.m. Eastern Time. Interested parties are invited to listen to the call by dialing (785) 424-1053 and providing the Conference ID, PLCE. The call will also be webcast live and can be accessed via the Company’s web site, www.childrensplace.com. A replay of the call will be available approximately one hour after the conclusion of the call, until midnight on May 29, 2007. To access the replay, please dial (402) 220-1182, or you may listen to the audio archive on the Company’s website, www.childrensplace.com.

The Children’s Place Retail Stores, Inc., is a leading specialty retailer of children’s merchandise. The Company designs, contracts to manufacture and sells high-quality, value-priced merchandise under the proprietary “The Children’s Place” and licensed “Disney Store” brand names. As of May 5, 2007, the Company owned and operated 868 The Children’s Place stores and 328 Disney Stores in North America and its online store, www.childrensplace.com.

This press release and above referenced call may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Company’s current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements including, in particular, the risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission, as well as the risks and uncertainties relating to the Company's stock option grants and procedures and the recently completed investigation by the special committee of the Company’s Board of Directors, the previously announced pending restatement of the Company’s historical financial statements, the delays in filing the Company’s periodic reports with the Securities and Exchange Commission, the outcome of the informal investigation of the Company being conducted by the Securities and Exchange Commission, potential other governmental proceedings, the shareholder litigation commenced against the Company and certain of its officers and directors, and the potential impact of each of these matters on the Company, as well as matters relating to the Company’s discussions with The Walt Disney Company. Actual results, events, and performance may differ. Readers or listeners (on the call) are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

Contact:	The Children’s Place Retail Stores, Inc. Susan Riley, EVP, Finance & Administration, 201/558-2400 Sue LaBar, Manager, Investor Relations, 201/453-6955

(Tables Follow)

THE CHILDREN’S PLACE RETAIL STORES, INC.
PRELIMINARY CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands)
(Unaudited)

	13 Weeks Ended: May 5, 2007	% of Sales

Net sales	$478,863	100.0%
Cost of sales	288,393	60.2%

Gross profit	190,470	39.8%
Selling, general and administrative expenses	153,335	32.0%
Depreciation and amortization	17,284	3.6%

Operating income	19,851	4.1%
Interest (income)	(1,318)	(0.3)%

Income before income taxes	21,169	4.4%
Provision for income taxes	8,087	1.7%

Net income	$13,082	2.7%

THE CHILDREN’S PLACE RETAIL STORES, INC.
SELECTED CONSOLIDATED BALANCE SHEET DATA
(In thousands)
(Unaudited)

	May 5, 2007	April 29, 2006
Cash and short term investments	$177,171	$175,752
Inventories	235,646	215,326

Revolving credit facility	0	0
Accounts payable	92,133	92,300

THE CHILDREN’S PLACE RETAIL STORES, INC.
PRELIMINARY SEGMENT INFORMATION
(In millions)
(Unaudited)

	Thirteen Weeks Ended May 5, 2007
	The Children’s Place	Disney Store	Shared Services		Total Company

Net sales	$356.0	$122.9	$	---	$478.9
Segment operating profit (loss)	53.6	(4.5)		(29.3) [1]	19.8
Operating profit as a percent of net sales	15.1%	(3.7)%		N/A	4.1%

1 Includes approximately $2.5 million in expenses associated with the Company's stock option investigation, of which $0.9 million is non-cash.

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